The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
Subject to Completion:	Registration No. 333-185049
Dated July 8, 2014

Pricing Supplement dated ●, 2014 to the

Prospectus dated August 1, 2013

Prospectus Supplement dated August 8, 2013 and Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

Autocallable Contingent Interest Barrier Notes, Series A

$● Notes linked to the common stock of Facebook Inc. due ●

$● Notes linked to the common stock of Goodyear Tire & Rubber Company due ●

$● Notes linked to common stock of Keurig Green Mountain Inc. due ●

$● Notes linked to common stock of Twitter Inc. due ●

The Autocallable Contingent Interest Barrier Notes, Series A (the "Notes") linked to the common stock of a specific company (Facebook Inc., Goodyear Tire & Rubber Company, Keurig Green Mountain Inc. or Twitter Inc., respectively (each a “Reference Asset”)) are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the applicable Reference Asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The amount that you will be paid on your Notes at maturity will depend on the performance of the applicable Reference Asset and will be calculated as follows:

•	If the Closing Price of the applicable Reference Asset on the Final Valuation Date is greater than or equal to the Barrier Price: (i) the Principal Amount plus (ii) the final Contingent Interest Payment.
•	If the Closing Price of the applicable Reference Asset on the Final Valuation Date is less than the Barrier Price: (i) the Principal Amount plus (ii) the Principal Amount multiplied by the Percentage Change.

A Contingent Interest Payment will be paid to you on each quarterly Contingent Interest Payment Date if the Closing Price of the applicable Reference Asset on the immediately preceding Valuation Date is equal to or greater than the Barrier Price. Otherwise, no Contingent Interest Payment will be payable with respect to that Valuation Date.

With respect to each of the Notes, if the Closing Price of the applicable Reference Asset on any Valuation Date after the third Valuation Date (i.e. on any Valuation Date falling during the period starting on July 27, 2015, and ending on, and including, the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call such Notes and pay you on the applicable Call Payment Date your initial investment plus the applicable Contingent Interest Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the applicable Reference Asset at maturity, subject to any contingent repayment of your initial investment. For the avoidance of doubt, an automatic call with respect to the Notes linked to one Reference Asset will not affect the Notes linked to other Reference Assets described in this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

You will not participate in any appreciation of the applicable Reference Asset. The Notes do not constitute a direct investment in the applicable Reference Asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the applicable Reference Asset, and will not have any rights as a shareholder of the related issuer including, without limitation, any voting rights or rights to receive dividends or other distributions.

This preliminary pricing supplement relates to four separate Autocallable Contingent Interest Barrier Notes we are offering. Each of the four Notes is linked to the common stock of a different company, and each of the four Notes has its own Contingent Interest Rate, Initial Price, Barrier Price and CUSIP/ISIN, as specified below. If you want to participate in more than one offering of the Notes linked to different Reference Assets, you must purchase the applicable Notes separately. The Initial Price and Barrier Price for each of the Notes will be set on the Trade Date.

Reference Asset	Contingent Interest Rate (per annum)	Initial Price	Barrier Price	CUSIP / ISIN
Common stock of Facebook Inc.	14.00%	$•	80% of the Initial Price	064159FD3 / US064159FD39
Common stock of Goodyear Tire & Rubber Company	10.00%	$•	80% of the Initial Price	064159FE1 / US064159FE12
Common stock of Keurig Green Mountain Inc.	12.25%	$•	62.50% of the Initial Price	064159FF8 / US064159FF86
Common stock of Twitter Inc.	14.00%	$•	62.50% of the Initial Price	064159FG6 / US064159FG69

The difference between the estimated values1 of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on the (i) payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. The NOTES ARE NOT INSURED BY THE Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act, the United States Federal Deposit Insurance Corporation, or any other governmental agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of our affiliates or agents may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-43 of the accompanying product prospectus supplement.

1 The estimated values of the Notes on the Trade Date as determined by the Bank is approximately (i) $● (●%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $● (●%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $● (●%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $● (●%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. which are each less than the Original Issue Price of the relevant Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.

	Price to Public	Underwriting Commissions[2]	Proceeds to The Bank of Nova Scotia[3]
Offering of Notes	Percentage / Total	Percentage / Total	Percentage / Total
Notes linked to the common stock of Facebook Inc.	●% / $●	●% / $●	●% / $●
Notes linked to the common stock of Goodyear Tire & Rubber Company	●% / $●	●% / $●	●% / $●
Notes linked to the common stock of Keurig Green Mountain Inc.	●% / $●	●% / $●	●% / $●
Notes linked to the common stock of Twitter Inc.	●% / $●	●% / $●	●% / $●

Investment in the Notes involves certain risks.  You should refer to “Additional Risk Factors” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

We may decide to sell additional Notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about July 30, 2014 against payment in immediately available funds.

Scotia Capital (USA) Inc.

2 Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution, if the Notes priced today, would pay varying discounts and underwriting commissions of approximately (i) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. The actual discounts and underwriting commissions that Scotia Capital (USA) Inc. or one of our affiliates will pay may be more or less than (i) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. Certain accounts will pay a purchase price of at least (i) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc., and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales. In no event will Scotia Capital (USA) Inc. or one of our affiliates pay varying discounts and underwriting commissions in excess of (i) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may separately receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

3 Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

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Summary

The information in this “Summary” section summarizes certain terms that are common to each offering of Notes and is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Type of Notes:	Autocallable Contingent Interest Barrier Notes, Series A
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Original Issue Price:	100% of the Principal Amount of each Note
Currency:	U.S. Dollars
Pricing Date:	Expected to be July 25, 2014
Trade Date:	Expected to be July 25, 2014
Original Issue Date:	Expected to be July 30, 2014 (to be determined on the Trade Date and expected to be the 3rd scheduled Business Day after the Trade Date)
Valuation Dates:

Three scheduled Trading Days prior to the related Contingent Interest Payment Date, except that the Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date”, shall be the third scheduled Trading Day prior to the Maturity Date.

The Valuation Dates could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 in the accompanying product prospectus supplement.

Trading Day:	See “Special Calculation Provisions – Trading Day” on page PS-32 in the accompanying product prospectus supplement
Call Feature:

With respect to each of the Notes, if the Closing Price of the applicable Reference Asset on any Valuation Date after the third Valuation Date (i.e. on any Valuation Date falling during the period starting on July 27, 2015, and ending on, and including, the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call such Notes and pay you on the applicable Call Payment Date your initial investment plus the applicable Contingent Interest Payment for that Valuation Date and no further amounts will be owed to you.  If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Asset at maturity, subject to any contingent repayment of your initial investment.  For the avoidance of doubt, an automatic call with respect to the Notes linked to one Reference Asset will not affect the Notes linked to other Reference Assets described in this pricing supplement.

Call Payment Date:

The Contingent Interest Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a market disruption event occurs or is continuing as described in the accompanying product prospectus supplement.

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Maturity Date:	July 30, 2017. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a market disruption event as described “General Terms of the Notes—Maturity Date” on page PS-24 in the accompanying product prospectus supplement.
Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if there is a percentage decrease from the Initial Price to the Final Price of more than the Barrier Percentage.
Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution, if the Notes priced today, would pay varying discounts and underwriting commissions of approximately (i) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. The actual discounts and underwriting commissions that Scotia Capital (USA) Inc. or one of our affiliates will pay may be more or less than (i) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. Certain accounts will pay a purchase price of at least (i) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc., and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales. In no event will Scotia Capital (USA) Inc. or one of our affiliates pay varying discounts and underwriting commissions in excess of (i) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may separately receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Contingent Interest Payment Dates:

The 30th calendar day of each July, October, January and April, commencing on October 30, 2014 and ending on the Maturity Date (the Maturity Date being the Contingent Interest Payment Date with respect to the Final Valuation Date) or if such day is not a Business Day, the next following Business Day.

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Contingent Interest Payments:

A Contingent Interest Payment, calculated as set forth below, will be paid to you on a Contingent Interest Payment Date if the Closing Price of the Reference Asset on the Valuation Date immediately preceding the relevant Contingent Interest Payment is equal to or greater than the Barrier Price. Otherwise, no Contingent Interest Payment will be payable on such Contingent Interest Payment Date.

The Contingent Interest Payment per $1,000 Principal Amount with respect to a given Valuation Date is calculated as follows:

Principal Amount x Contingent Interest Rate x 1/4

Contingent Interest Payments on the Notes are not guaranteed. The Bank will not pay you the Contingent Interest Payment if the Closing Price of the Reference Asset on the applicable Valuation Date is less than the Barrier Price.
Contingent Interest Rate:	On a per annum basis for each of the Notes, as follows
Offering of Notes	Contingent Interest Rate (per annum)
Notes linked to the common stock of Facebook Inc.	14.00%
Notes linked to the common stock of Goodyear Tire & Rubber Company	10.00%
Notes linked to the common stock of Keurig Green Mountain Inc.	12.25%
Notes linked to the common stock of Twitter Inc.	14.00%

Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

                     If the Final Price is greater than or equal to the Barrier Price and the Notes have not been called, then the Payment at Maturity will equal:

Principal Amount + Contingent Interest Payment for the Maturity Date

                     If the Final Price is less than the Barrier Price, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Final Price is less than the Barrier Price on the Maturity Date, you will suffer a loss on your initial investment in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment.

Initial Price:	The Closing Price of the applicable Reference Asset on the Pricing Date
Final Price:	The Closing Price of the applicable Reference Asset on the Final Valuation Date
Closing Price	For any date of determination and with respect to a Reference Asset, the closing price of such Reference Asset published on the applicable Bloomberg page or any successor

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page on Bloomberg or any successor service, as applicable.  In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert.  See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-24, “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33 in the accompanying product prospectus supplement.

The applicable Bloomberg page for each of the Notes as of the date of this pricing supplement is as follows:

Offering of Notes	Bloomberg Page
Notes linked to the common stock of Facebook Inc.	FB UW <Equity>
Notes linked to the common stock of Goodyear Tire & Rubber Company	GT UW<Equity>
Notes linked to the common stock of Keurig Green Mountain Inc.	GMCR UW<Equity>
Notes linked to the common stock of Twitter Inc.	TWTR UN<Equity>

Percentage Change:

The Percentage Change for each Reference Asset, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Price – Initial Price

Initial Price

For the avoidance of doubt, the Percentage Change may be a negative value.

Barrier Event:	Applicable
Barrier Price and Barrier Percentage:	For each of the Notes, as follows:

Offering of Notes	Barrier Percentage (of Initial Price)	Barrier Price
Notes linked to the common stock of Facebook Inc.	20%	80% of the Initial Price
Notes linked to the common stock of Goodyear Tire & Rubber Company	20%	80% of the Initial Price
Notes linked to the common stock of Keurig Green Mountain Inc.	37.50%	62.50% of the Initial Price
Notes linked to the common stock of Twitter Inc.	37.50%	62.50% of the Initial Price

Monitoring Period:	Final Valuation Date Monitoring, as described in the accompanying product prospectus supplement
Form of Notes:	Book-entry
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Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Business Day:	New York and Toronto
Terms Incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-21 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Securities Notes and Exchange Traded Fund Linked Notes, Series A), dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006940/e54969_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov, or accessing the links above. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that has the downside market risk of an investment in the Reference Asset.
•	You do not believe that the Final Price will decline below the Barrier Price.
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•	You understand and accept that you will not participate in any appreciation in the Reference Asset and that your potential return at maturity or upon exercise of the call feature is limited to the aggregate amount of the Contingent Interest Payments received prior to or at maturity.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.
•	You seek current income from your investment but understand that the interest on the Notes is contingent on the performance of the Reference Asset, and you understand that you may not receive any Contingent Interest Payment at all for one or more quarterly periods during the term of the Notes.
•	You are willing to hold the Notes that will be called on any Valuation Date after the third Valuation Date on which the Reference Asset closes at or above the Initial Price, or you are otherwise willing to hold the Notes to maturity, a term of approximately three years, and accept that there may be little or no secondary market for the Notes.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of all or a substantial portion of your initial investment and are not willing to make an investment that has the downside market risk of an investment in the Reference Asset.
•	You believe that the price of the Reference Asset will decline below the Barrier Price during the term of the Notes and the Final Price will likely decline below the Barrier Price, or you believe the Reference Asset will appreciate over the term of the Notes by an amount in excess of the aggregate amount of Contingent Interest Payments received prior to and at maturity.
•	You seek an investment that participates in the appreciation in the Price of the Reference Asset or has unlimited return potential.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Price of the Reference Asset.
•	You do not seek current income from your investment or you are unwilling to receive interest that is contingent on the performance of the Reference Asset.
•	You prefer to receive dividends paid on the Reference Asset.
•	You are unable or unwilling to hold the Notes that will be called on any Valuation Date after the third Valuation Date on which the price of the Reference Asset closes at or above the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of approximately three years, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ in this preliminary pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A for risks related to an investment in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

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Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer— Events of Default” beginning on page 22 of the accompanying prospectus.

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Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or

  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent in its discretion and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See "Appointment of Independent Calculation Experts” on page PS-33 in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and promptly after the redemption date, it will give notice of the redemption price.

Other than as described above and as provided under the Call Feature, the Notes are not redeemable prior to their maturity.

Hypothetical Payments AT MATURITY On the Notes

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Price, the Final Price or the Closing Price of the relevant Reference Asset on any Valuation Date or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of $1,000.00, Initial Price of $200.00, a Barrier Price of $160.00 (80% of the Initial Price), and the Contingent Interest Payment equal to the

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Principal Amount multiplied by the Contingent Interest Rate of 10.00% per annum (2.50% per quarter), and that no market disruption event occurs on any Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1. Notes are Called on the Fourth Valuation Date (and the Closing Price of the Reference Asset never closes below the Barrier Price on any Valuation Date)

Valuation Date	Closing Price	Payment (per Note)
First	$190.00 (greater than the Barrier Price)	$25.00 (Contingent Interest Payment)
Second	$180.00 (greater than the Barrier Price)	$25.00 (Contingent Interest Payment)
Third	$185.00 (greater than the Barrier Price)	$25.00 (Contingent Interest Payment)
Fourth*	$250.00 (greater than the Barrier Price; greater than the Initial Price – callable)	$1,025.00 (Principal Amount plus Contingent Interest Payment)

If the Closing Prices on each of the first, second and third Valuation Dates are greater than the Barrier Price, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates. If on the fourth Valuation Date the Closing Price is $250.00, which is greater than the Initial Price of $200.00 and the Barrier Price, the Notes will be automatically called. The Bank will pay you on the applicable Call Payment Date $1,025.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. In addition to earlier Contingent Interest Payments, the Bank will have paid you a total of $1,100.00 per Note.

Example 2. Notes are Not Called and the Closing Price of the Reference Asset closes below the Barrier Price on a Valuation Date

Valuation Date	Closing Price	Payment (per Note)
First	$190.00 (greater than the Barrier Price)	$25.00 (Contingent Interest Payment)
Second	$150.00 (less than the Barrier Price)	$0.00 (No Contingent Interest Payment)
Third	$190.00 (greater than the Barrier Price)	$25.00 (Contingent Interest Payment)
Fourth through Eleventh*	$195.00 (greater than the Barrier Price; less than the Initial Price – not callable)	On each Contingent Payment Date, $25.00, for a total of $200.00 (Contingent Interest Payments)
Final Valuation Date*	$190.00 (greater than the Barrier Price; less than the Initial Price – not callable)	$1,025.00 (Principal Amount plus Contingent Interest Payment at Maturity)

If the Closing Prices on each of the first and third Valuation Dates are greater than the Barrier Price, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates. If the Closing Price on the second Valuation Date is less than the Barrier Price, no Contingent Interest Payment will be made on the relevant Contingent Interest Payment Date. If the Closing Prices on each of the fourth through eleventh Valuation Dates are greater than the Barrier Price but less than the Initial Price, Contingent Interest Payments will be made on the relevant Contingent Interest Dates and the Notes will not be called. If on the Final Valuation Date, the Final Price is $190.00, which is greater than the Barrier Price but less than the Initial Price, the Bank will pay at maturity a total of $1,025.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. In addition to earlier Contingent Interest Payments, the Bank will have paid you a total of $1,275.00 per Note.

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Example 3. Notes are Not Called and the Closing Price of the Reference Asset never closes below the Barrier Price on any Valuation Date

Valuation Date	Closing Price	Payment (per Note)
First through Third	$165.00 (greater than the Barrier Price)	On each Contingent Payment Date, $25.00, for a total of $75.00 (Contingent Interest Payments)
Fourth through Eleventh*	$190.00 (greater than the Barrier Price; less than the Initial Price – not callable)	On each Contingent Payment Date, $25.00, for a total of $200.00 (Contingent Interest Payments)
Final Valuation Date*	$195.00 (greater than the Barrier Price; less than the Initial Price – not callable)	$1,025.00 (Principal Amount plus Contingent Interest Payment at Maturity)

If the Closing Prices on each of the first through third Valuation Dates are greater than the Barrier Price, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates. If the Closing Prices on each of the fourth through eleventh Valuation Dates are greater than the Barrier Price but less than the Initial Price on each of the Valuation Dates, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates and the Notes will not be called. If on the Final Valuation date, the Final Price is $190.00, which is greater than the Barrier Price but less than the Initial Price, the Bank will pay at maturity a total of $1,025.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. In addition to earlier Contingent Interest Payments, the Bank will have paid you a total of $1,300.00 per Note.

Example 4. The Notes are Not Called and the Final Price of the Reference Asset is below the Barrier Price

Valuation Date	Closing Price	Payment (per Note)
First through Third	$190.00 (greater than the Barrier Price)	On each Contingent Payment Date, $25.00 , for a total of $75.00 (Contingent Interest Payments)
Fourth through Eleventh*	$185.00 (greater than the Barrier Price; less than the Initial Price – not callable)	On each Contingent Payment Date, $25.00 , for a total of $200.00 (Contingent Interest Payments)
Final Valuation Date*	$100.00 (less than the Barrier Price; less than the Initial Price; representing a Percentage Change of -50.00%)	$1,000.00 + ($1,000.00 X Percentage Change) = $1,000.00 + [$1,000.00 X (-50.00%)] = $500.00 (Payment at Maturity)

If the Closing Prices on each of the first through third Valuation Dates are greater than the Barrier Price, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates. If the Closing Prices on each of the fourth through eleventh Valuation Dates are greater than the Barrier Price but less than the Initial Price on each of the Valuation Dates, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates and the Notes will not be called. If on the Final Valuation Date the Final Price is less than the Barrier Price and less than the Initial Price, the Bank will pay you at maturity the Principal Amount plus the product of the Principal Amount and Percentage Change equaling $500.00 per Note. When added to the Contingent Interest Payment of $275.00 paid in respect of prior Valuation Dates, the Bank will have paid you approximately $775.00 per Note.

* The Call Feature is applicable starting on the fourth Valuation Date.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Final Price of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Final Price is equal to or greater than the Barrier Price. If the Final Price is less than the Barrier Price you will lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change. Accordingly, you may lose your entire investment in the Notes if the percentage decline from the Initial Price to the Final Price is greater than the Barrier Percentage.

You will not Receive any Contingent Interest Payment for any Quarterly Period where the Closing Price on the related Valuation Date is less than the Barrier Price

You will receive a Contingent Interest Payment with respect to a quarterly period only if the Closing Price on the related Valuation Date is greater than or equal to the Barrier Price. If the Closing Price remains below the Barrier Price on each Valuation Date over the term of the securities, you will not receive any Contingent Interest Payment.

The Automatic Call Feature Limits your Potential Return

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Interest Payment otherwise due on such day pursuant to the Contingent Interest Payment feature. In addition, if the Notes are called, which may occur as early as the fourth Valuation Date, the amount of interest payable on the Notes may be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to accrue and be paid interest from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date.

The Downside Market Exposure to the Reference Asset is Subject to the Barrier Percentage Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Asset at such time is not below the Barrier Price.

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Higher Interest Rates are generally associated with a greater risk of loss

Greater expected volatility with respect to a Note’s Reference Asset reflects a higher expectation as of the Trade Date that the price of the Reference Asset could decline by more than the Barrier Percentage on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Contingent Interest Payable on that Note. However, while the Contingent Interest Rate is set on the Trade Date, the Reference Asset’s volatility can change significantly over the term of the Notes. The price of the Reference Asset could fall sharply, which could result in a significant loss of principal.

Your Return on the Notes is Expected to be Limited to the Contingent Interest Payments Paid on the Notes

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Interest Payment and any positive return you receive on the Notes will be composed solely by the sum of the Contingent Interest Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Asset exceeds the sum of the Contingent Interest Payments, the Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of The Bank of Nova Scotia, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of The Bank of Nova Scotia, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at Maturity, depends on the ability of The Bank of Nova Scotia to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of The Bank of Nova Scotia may affect the market value of the Notes and, in the event The Bank of Nova Scotia were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and the extent to which the Percentage Change is positive or negative. The prices of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset as well as general market factors, such as general market volatility and prices, interest rates and economic and political conditions.

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The Contingent Interest Payment, if Any, is Paid on a Quarterly Basis and is Based Solely on the Closing Price of the Reference Asset on the Specified Valuation Dates

Whether the quarterly Contingent Interest Payment will be made with respect to a Valuation Date will be based on the Closing Price on such date or the Final Price, as applicable. As a result, you will not know whether you will receive the quarterly Contingent Interest Payment until the related Valuation Date. Moreover, because the quarterly Contingent Interest Payment is based solely on the Closing Price on a specified Valuation Date, if such Closing Price is less than the Barrier Price, you will not receive any quarterly Contingent Interest Payment with respect to such Valuation Date, even if the Closing Price of the Reference Asset was higher on other days during the term of the Notes.

The Payment at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other Than the Final Valuation Date

The Payment at Maturity will be based on the Final Price (subject to adjustments as described).  Therefore, for example, if the closing price of the Reference Asset declined substantially as of the final Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing price of the Reference Asset prior to the final Valuation Date.  Although the actual price of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Price, your Payment at Maturity will not benefit from the closing price of the Reference Asset at any time other than the Final Valuation Date.

If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Asset, and You Will Have No Ownership Rights in the Reference Asset

Holding the Notes is not the same as holding the Reference Asset. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset would enjoy.

We Have No Affiliation With the Issuer of the Reference Asset

The issuer of the Reference Asset is not an affiliate of the Bank and is not involved in any of the Bank's offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the issuer of the Reference Asset, including any corporate actions of the type that would require the calculation agent to adjust the payment to you. The issuer of the Reference Asset has no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the issuer of the Reference Asset.

In addition, as we are not affiliated with the issuer of the Reference Asset, we do not assume any responsibility for the adequacy of the information about the Reference Asset or its issuer contained in this pricing supplement or any of the Reference Asset issuer's publicly available filings. We are not responsible for any issuer's public disclosure of information on itself or the Reference Asset, whether contained in Securities Exchange Commission filings or otherwise. As an investor in the Notes, you should make your own investigation into the Reference Asset.

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We May Exercise Any and All Rights We May Have As a Lender to or a Security Holder of the Issuer of the Reference Asset

If we or any of our affiliates are lenders to, or hold securities of, the issuer of the Reference Asset, we will have the right, but not the obligation, to exercise or refrain from exercising our rights as a lender to, or holder of securities of such issuer. Any exercise of our rights as a lender or holder of securities of the issuer of the Reference Asset, or our refraining from such exercise, will be made without regard to your interests and could affect the value of the Notes.

We Cannot Assure You that the Public Information Provided on the Issuer of the Reference Asset is Accurate or Complete

All disclosures contained in this pricing supplement regarding the issuer of the Reference Asset are derived from publicly available documents and other publicly available information. We have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuer of the Reference Asset in connection with the offering of the Notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuer of the Reference Asset are accurate or complete, and are not responsible for public disclosure of information by the issuer of the Reference Asset, whether contained in filings with the SEC or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the public filings of the issuer of the Reference Asset or the value of the Reference Asset (and therefore the closing price of the Reference Asset on a Valuation Date, the Final Price and whether there will be an automatic call), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclosure material future events concerning the issuer of the Reference Asset could affect whether there will be an automatic call, the amount you will receive at maturity (assuming no automatic call) and, therefore, the trading price of the Notes. Any prospective investor of the Notes should undertake an independent investigation of the issuer of the Reference Asset as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

There are Single Stock Risks Associated with the Reference Asset

The price of the Reference Asset can rise or fall sharply due to factors specific to that Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset issuer and the Reference Asset for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and the Reference Asset issuer's SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset issuer with the SEC.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the price of the Reference Asset will rise or fall. There can be no assurance that the percentage decline from the Initial Price to the Final Price will not be greater than the Barrier Percentage. The Final Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain periods of historical performance of the Reference Asset would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.   See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

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The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Note, (ii) volatility of the price of the Reference Asset and the market’s perception of future volatility of the price of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. or any other dealer may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

The Bank’s Estimated Value of the Notes is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

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Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Asset and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Calculation Agent Can Postpone the Valuation Dates for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be a Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Valuation Date will be postponed until the first following Trading Day on which no market disruption event occurs or is continuing, although the Valuation Date will not be postponed by more than seven scheduled Trading Days. Moreover, if a Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be a Valuation Date, and the Calculation Agent will determine the applicable Closing Price or Final Price that must be used to determine the Contingent Interest Payment and or Payment at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-24, “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Information Regarding The Reference Assets

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below are tables that provides the quarterly high and low closing price of each Reference Asset. We obtained the historical closing price information set forth below from Bloomberg Professional® service ("Bloomberg") without independent verification.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the applicable Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment. We make no representation as to the amount of dividends, if any, that will be paid in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Asset.

We urge you to read "Underlying Stock Issuers" beginning on page PS-20 in the accompanying product prospectus supplement. Each Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuers of the Reference Assets can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public

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Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information regarding the issuers of the Reference Assets may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We do not make any representation that these publicly available documents are accurate or complete.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Assets or other securities of the issuers of the Reference Assets. We have derived any and all disclosure contained in this pricing supplement regarding the issuers of the Reference Assets from the publicly available documents described above. In connection with the offering of the Notes, we have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Assets. We do not make any representation that such publicly available documents are, or any other publicly available information is, accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Reference Assets have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Reference Assets could affect the Payment at Maturity with respect to the Notes and therefore the trading price of the Notes.

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Facebook Inc.

Facebook Inc. operates a social networking website. Facebook's website allows people to communicate with their family, friends, and coworkers. Facebook develops technologies that facilitate the sharing of information, photographs, website links, and videos. Facebook users have the ability to share and restrict information based on their own specific criteria. Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is http://www.facebook.com/. Facebook’s common stock is listed on NASDAQ under the ticker symbol "FB."

Historical Information

The following table sets forth the quarterly high and low closing price for the Facebook's common stock, based on daily closing price. The closing price of Facebook's common stock on July 7, 2014 was 65.29. Past performance of Facebook's common stock is not indicative of the future performance of Facebook's common stock.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
5/17/2012*	6/29/2012	38.37	25.87	31.12
7/2/2012	9/28/2012	32.17	17.73	21.65
10/1/2012	12/31/2012	28.24	18.99	26.63
1/2/2013	3/28/2013	32.46	25.14	25.58
4/1/2013	6/30/2013	28.97	22.90	24.86
7/1/2013	9/30/2013	51.24	24.37	50.24
10/3/2013	12/31/2013	57.96	44.82	54.66
1/2/2014	3/31/2014	72.03	53.53	60.24
4/1/2014	6/30/2014	67.29	56.14	67.60
7/1/2014**	7/7/2014	68.06	65.29	65.29

*	As of the Intial Public Offering of the stock. Information for the second quarter of 2012 includes data for the period from May 17,2012 to June 29, 2012.

**	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.
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The graph below illustrates the performance of Facebook's common stock from May 17, 2012 through July 7, 2014. The dotted line represents a hypothetical Barrier Price of 52.232, which is equal to 80% of the closing price of Facebook's common stock on July 7, 2014. Past performance of Facebooks's common stock is not indicative of the future performance of Facebook's common stock.

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Goodyear Tire & Rubber Company

According to publicly available information, the Goodyear Tire & Rubber Company ("Goodyear") develops, manufactures, distributes, and sells tires for most applications. Goodyear also manufactures and markets several lines of rubber and rubber-related chemicals and provides automotive repair services. Goodyear also retreads truck, aircraft, and heavy equipment tires. Goodyear provides its products and services worldwide. Information filed by Goodyear with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01927, or its CIK Code: 0000042582. Goodyear's website is http://www.goodyear.com. Goodyear's common stock is listed on NASDAQ under the ticker symbol "GT."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

Historical Information

The following table sets forth the quarterly high and low closing price for Goodyear's common stock, based on daily closing price. The closing price of Goodyear's common stock on July 7, 2014 was 27.25. Past performance of Goodyear's common stock is not indicative of the future performance of Goodyear's common stock.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/3/2011*	3/31/2011	15.46	11.59	14.99
4/1/2011	6/30/2011	18.71	14.63	16.78
7/1/2011	9/30/2011	17.90	9.40	10.08
10/3/2011	12/30/2011	14.82	9.36	14.16
1/3/2012	3/30/2012	15.30	11.23	11.23
4/2/2012	6/29/2012	11.92	9.44	11.82
7/2/2012	9/28/2012	13.50	9.73	12.19
10/1/2012	12/17/2012	13.18	10.98	13.09
12/18/2012**	12/31/2012	13.81	13.03	13.81
1/2/2013	3/28/2013	14.36	12.61	12.61
4/1/2013	6/30/2013	15.82	11.95	15.29
7/1/2013	9/30/2013	22.98	15.38	22.45
10/3/2013	12/31/2013	23.85	20.57	23.85
1/2/2014	3/31/2014	28.12	22.62	26.13
4/1/2014	6/30/2014	28.20	23.92	27.78
7/1/2014***	7/7/2014	27.91	27.25	27.25

*	The historical information from January 3, 2011 through December 17, 2012 is compiled using the Bloomberg page GT UP<Equity>. During this period, the primary stock exchange for Goodyear’s common stock was NYSE.

**	On December 18, 2012, Goodyear moved its primary stock listing from the NYSE to NASDAQ. Accordingly, the historical information from December 18, 2012 onwards is compiled using the Bloomberg page GT UW<Equity>.

***	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.
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The graph below illustrates the performance of Goodyear's common stock from January 2, 2004 through July 7, 2014.* The dotted line represents a hypothetical Barrier Price of 17.031, which is equal to 80% of the closing price of the Reference Asset on July 7, 2014. Past performance of Goodyear's common stock is not indicative of the future performance of Goodyear's common stock.

Goodyear Tire & Rubber Company
40
35
30
25
20
15
10
5
0
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14

*	The historical information from January 2, 2004 through December 17, 2012 was compiled using the Bloomberg page GT UP<Equity>. During this period, the primary stock exchange for Goodyear’s common stock was NYSE. On December 18, 2012, Goodyear moved its primary stock listing from the NYSE to NASDAQ. Accordingly, the historical information from December 18, 2012 through July 7, 2014 was compiled using the Bloomberg page GT UW<Equity>.

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Keurig Green Mountain Inc.

According to publicly available information, Keurig Green Mountain Inc. ("Keurig") is a specialty coffee and coffee maker business. Keurig provides Keurig single-cup brewing systems which includes Keurig single cup brewer, K-Cup portion packs used by the system, as well as related accessories. Keurig manages operations through two business segments, the specialty coffee business unit and the Keurig business unit. Information filed by Keurig with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12340, or its CIK Code: 0000909954. Keurig's website is http://www.keuriggreenmountain.com. Keurig's common stock is listed on NASDAQ under the ticker symbol "GMCR."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

Historical Information

The following table sets forth the quarterly high and low closing price for Keurig's common stock, based on daily closing price. The closing price of Keurig's common stock on July 7, 2014 was 125.56. Past performance of Keurig's common stock is not indicative of the future performance of Keurig's common stock.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/3/2011	3/31/2011	64.61	32.86	64.61
4/1/2011	6/30/2011	89.26	64.00	89.26
7/1/2011	9/30/2011	111.62	84.08	92.94
10/3/2011	12/30/2011	93.62	40.89	44.85
1/3/2012	3/30/2012	69.75	43.17	46.84
4/2/2012	6/29/2012	49.74	19.76	21.78
7/2/2012	9/28/2012	32.16	17.49	23.75
10/1/2012	12/31/2012	42.58	22.00	41.36
1/2/2013	3/28/2013	56.76	39.25	56.76
4/1/2013	6/30/2013	81.78	53.23	75.06
7/1/2013	9/30/2013	88.78	68.88	75.33
10/3/2013	12/31/2013	77.12	58.18	75.58
1/2/2014	3/31/2014	123.74	74.63	105.59
4/1/2014	6/30/2014	126.09	90.61	124.61
7/1/2014*	7/7/2014	125.56	124.17	125.56

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.
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The graph below illustrates the performance of Keurig's common stock from January 2, 2004 through July 7, 2014. The dotted line represents a hypothetical Barrier Price of 78.475, which is equal to 62.50% of the closing price of Keurig's common stock on July 7, 2014. Past performance of Keurig's common stock is not indicative of the future performance of Keurig's common stock.

Keurig Green Mountain Inc.
140
120
100
80
60
40
20
0
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14

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Twitter Inc.

Twitter, Inc. provides real-time short messaging and multimedia messaging services that work over multiple networks and devices. Twitter offers users the ability to write short text messages (Tweets) and to follow other users' activity. A Tweet is up to 140 characters long and can include photos and videos. Information filed by Twitter with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36164, or its CIK Code: 0001418091. Twitter’s website is http://www.twitter.com. Twitter’s common stock is listed on NASDAQ under the ticker symbol "TWTR."

Historical Information

The following table sets forth the quarterly high and low closing price for Twitter’s common stock, based on daily closing price. The closing price of Twitter's common stock on July 7, 2014 was 40.23. Past performance of Twitter's common stock is not indicative of the future performance of Twitter’s common stock.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
11/06/2013*	12/31/2013	73.31	26.00	63.65
1/2/2014	3/31/2014	69.00	44.43	46.67
4/1/2014	6/30/2014	46.98	30.50	40.97
7/1/2014**	7/7/2014	42.05	40.23	40.23

*	As of the Intial Public Offering of the stock. Information for the third quarter of 2013 includes data for the period from November 6, 2013 to December 31, 2013
**	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.
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The graph below illustrates the performance of Twitter’s common stock from January 2, 2004 through July 7, 2014. The dotted line represents a hypothetical Barrier Price of 25.144, which is equal to 62.50% of the closing price of Twitter’s common stock on July 7, 2014. Past performance of Twitter’s common stock is not indicative of the future performance of Twitter’s common stock.

Twitter Inc.
80
70
60
50
40
30
20
10
0
Nov-13
Dec-13
Jan-14
Feb-14
Mar-14
Apr-14
May-14
Jun-14
Jul-14

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Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Notes from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution, if the Notes priced today, would pay varying discounts and underwriting commissions of approximately (i) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. The actual discounts and underwriting commissions that Scotia Capital (USA) Inc. or one of our affiliates will pay may be more or less than (i) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $25.00 (2.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. Certain accounts will pay a purchase price of at least (i) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $965.00 (96.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc., and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales. In no event will Scotia Capital (USA) Inc. or one of our affiliates pay varying discounts and underwriting commissions in excess of (i) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Facebook Inc., (ii) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Goodyear Tire & Rubber Company, (iii) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Keurig Green Mountain Inc., and (iv) $35.00 (3.50%) per $1,000 Principal Amount of the Notes linked to Twitter Inc. in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may separately receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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The Bank’s Estimated Value of the Notes

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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Certain Canadian Income Tax Consequences

See “Canadian Taxation” at page 37 of the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts, Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, any Contingent Interest Payment that is paid by us (including on the maturity date or upon call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Interest Payment) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Income Taxation” in the prospectus.

We will not attempt to ascertain whether the issuer of the Reference Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuer of the Reference Asset and consult your tax advisor regarding the possible consequences to you in this regard.

In this regard and in regard to a potential application of the “constructive ownership” rules, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

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Non-U.S. Holders. The U.S. federal income tax treatment of the Contingent Interest Payment is unclear. We currently do not intend to withhold any tax on any Contingent Interest Payment made to a non-U.S. holder that provides us with a fully completed and validly executed applicable IRS Form W-8 BEN. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty).

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to Treasury regulations, this withholding tax would not be imposed on payments made pursuant to obligations that are issued on or before the date that is six months after the date on which Final Treasury regulations defining “foreign passthru payments” are published (and are not materially modified thereafter). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

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